Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	July 22, 2010

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter Results

AURORA, Illinois — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (Nasdaq: OSBC) today announced results of operations for the second quarter of 2010.

Summary

•                  The net loss available to common stockholders declined to $24.5 million, or $1.75 per share, in the second quarter of 2010, compared to a net loss of $59.7 million, or $4.29 per share, in the second quarter of 2009.  The net loss decreased primarily because of a goodwill impairment charge that was recognized in the second quarter of 2009.

•                  Core earnings, defined as pre-tax earnings excluding the impact of other real estate owned and the provision for loan losses (and also excluding the one-time goodwill impairment charge recognized in the second quarter of 2009), were $11.4 million, or $0.82 per core diluted share, in the second quarter of 2010, as compared to $11.7 million, or $0.84 per core diluted share, in the second quarter of 2009.

•                  Tax-equivalent net interest margin improved to 3.70% in the first half of 2010, compared to 3.39% in the first half of 2009.

•                  The ratio of loan loss reserves to total loans increased to 4.26% at June 30, 2010, compared to 3.41% at March 31, 2010 and 3.37% at June 30, 2009, due to the second quarter of 2010 provision exceeding net charge-offs of $30.5 million by $14.1 million.

•                  The provision for loan losses declined 6.1% to $44.6 million in the second quarter of 2010 from the $47.5 million provision recognized in the second quarter of 2009.

•                  Savings and transaction deposits increased $64.9 million, or 5.2%, to $1.319 billion as of June 30, 2010, compared to $1.254 billion as of June 30, 2009.  The Company continued to exhibit a low level of reliance on brokered deposits, which comprised only 2.31% of total deposits and was generally limited to customer participation in the CDARS program as of June 30, 2010. Furthermore, the Company did not have any internet deposits as of June 30, 2010.

•                  Total nonperforming loans increased to $242.9 million at June 30, 2010 from $192.7 million at March 31, 2010.  A majority of this increase was attributable to a $44.9 million increase in nonperforming commercial real estate loans, which included a single $16.1 million credit secured by several special purpose, owner-occupied properties.

•                  In the second quarter of 2010, the Company engaged a nationally recognized financial services consulting firm to conduct an independent credit review of the Bank’s credit risk ratings and regulatory classifications, loss content, loss recognition and the accuracy of accrual/nonaccrual status.  The outside firm reviewed approximately 43% of the Bank’s loan portfolio, including a high percentage of its adversely classified loans.  The Company believes that the consulting firm’s conclusions corroborate the Bank’s overall loan grading methodology and the Bank’s conclusions regarding the appropriateness of the methodology that it employs for establishing its allowance for loan and lease losses.

•                  Also in the second quarter of 2010, the Company adopted a multi-faceted capital strategy designed to improve its capital position in light of the continuing challenging economic environment.  In furtherance of such strategy, the Company commenced an offer to exchange a portion of the $31.6 million outstanding liquidation amount of the 7.80% Capital Securities issued by Old Second Capital Trust I for newly issued shares of common stock of the Company.  The exchange offer is scheduled to expire on August 2, 2010, subject to the Company’s right to extend the expiration date, or terminate the exchange offer, in its discretion.

In announcing these results, the Company’s Chairman and CEO, William Skoglund, stated, “The ongoing weakness in the financial system and economy, particularly as it relates to credit costs associated with the real estate markets in the market areas that we serve, continues to directly affect borrowers’ ability to repay their loans, which has resulted in a continued increase in the level of our nonperforming loans.  However, we are encouraged by the continued strength of our core operations, particularly our ability to attract more core deposits while also continuing to increase our net interest margin.  We believe that this exemplifies the strength of the Old Second franchise in our market areas.”

Mr. Skoglund continued, “Our board of directors and management team, as significant stockholders of the Company, share in the disappointment of our stockholders regarding the recent downward pressure on the Company’s stock price.  We remain focused on the need to implement strategies that are targeted to improve asset quality in this difficult economic environment and to successfully execute on our previously announced capital plan.  We are devoting significant time and resources to implementing these strategies and our capital plan.  We believe our current capital levels and the continued strength of our core operations affords us the time to thoroughly explore a variety of capital strategies that will best maximize stockholder value.”

Ongoing Capital Initiatives

On June 22, 2010, the Company announced the commencement of an offer to exchange a portion of the $31.6 million outstanding liquidation amount of the 7.80% Capital Securities (the “Capital Securities”) issued by Old Second Capital Trust I for newly issued shares of common stock of the Company.  The exchange offer will expire on August 2, 2010, unless the Company extends the expiration date or terminates the exchange offer.  This offer to exchange is the first component of a contemplated multi-faceted capital strategy designed to strengthen the Company’s capital position.

The Company has called a special meeting of stockholders scheduled to be held on August 2, 2010, at which the Company will seek stockholder approval to issue up to 6,000,000 shares of its common stock, in the aggregate, in the exchange offer and in a possible separate private exchange of its common stock for capital securities held by certain holders of Old Second Capital Trust II (discussed below).  If the Company’s stockholders do not approve the issuance of up to 6,000,000 shares, the Company will be limited to issuing no more than 2,750,000 shares of its common stock in the exchange offer and the potential separate private exchange transaction to comply with Nasdaq listing rules.

The Company believes that the consummation of the Capital Securities for common stock exchange offer will have several positive effects on its overall financial condition, as it will result in the recognition of a net gain due to the indebtedness represented by the Capital Securities being redeemed at a price below its face amount, reduce the Company’s indebtedness and associated interest expense and increase its Tier 1 common and tangible common equity ratios by issuing common stock in exchange for a type of Tier 1 capital that is not considered common equity.  The magnitude of these positive effects will depend on the amount of Capital Securities exchanged.

As noted above, the exchange offer is the first component of a contemplated multi-faceted capital strategy adopted by the Company.  The current status of the other components of the capital strategy, which the Company also announced on June 22, 2010, are as follows:

•                  Exchange of Series B Preferred Stock for Trust Preferred Securities — The United States Senate passed the financial regulatory reform bill, H.R. 4173, on July 15, 2010 and President Obama signed the bill into law on July 21, 2010.  The final bill includes a provision allowing trust preferred securities issued in an exchange for preferred stock issued under the Capital Purchase Program of the Troubled Asset Recovery Program that is completed before October 2010 to qualify as Tier 1 capital.  Accordingly, the Company is continuing to pursue the proposed exchange of its $73.0 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) issued under the Capital Purchase Program of the Troubled Asset Recovery Program for a like amount of fixed rate trust preferred securities.  However, there remains uncertainty as to whether the U.S. Department of the Treasury generally will approve pending applications for such exchanges in light of the new legislation, or whether the Treasury will approve the Company’s application specifically.  The Company believes that the exchange of some or all of its Series B Preferred Stock for trust preferred securities is an important factor that will enhance the probability of the successful completion of other components of its capital plan.

•                  Proposed Exchange of Capital Securities of Old Second Capital Trust II — If the Company does not issue the maximum 6,000,000 shares in the exchange offer, it may enter into separate negotiations with a limited number of holders of the Floating Rate Capital Securities of Old Second Capital Trust II regarding the potential exchange of such securities for newly issued shares of the Company’s common stock or securities convertible into newly issued shares of common stock.  The Company does not have any definitive plans, understandings, agreements or commitments with such holders.

•                  Issue Additional Common Stock — Due to conditions in the capital markets during June and July and the significant decline in the trading price of the Company’s common stock since the Company filed a shelf registration statement in mid-May, the Company does not have any definitive plans, understandings, agreements or commitments to issue additional shares of its common stock in a public or private offering and, as a result of these continuing conditions, there is no guarantee that the Company will be able to pursue a public or private common stock offering this year.

As previously discussed in the Company’s public filings, the Company has agreed with the Office of the Comptroller of the Currency (the “OCC”) to maintain the regulatory capital ratios of Old Second National Bank (the “Bank”) at levels in excess of the general minimums required to be considered “well capitalized” under OCC regulations.  Specifically, the Bank’s board of directors agreed to meet by December 31, 2009, and thereafter maintain, a Tier 1 capital ratio of at least 8.75% and a total risk-based capital ratio of at least 11.25%.  The Bank achieved these heightened regulatory capital ratios by December 31, 2009 and remained in compliance with them as of March 31, 2010.  However, because of the net loss incurred during the second quarter of 2010, the Bank’s Tier 1 capital ratio declined to 7.76% and its total risk-based capital ratio declined to 10.73%.  Accordingly, the Bank was not in compliance with the heightened capital ratios as of June 30, 2010.  The Company does not anticipate that its operations will be materially impacted in the near term by the fact that the Bank’s regulatory capital ratios have fallen below the heightened levels that it has agreed to maintain.  It is unknown at this time what actions, if any, the OCC or other bank regulatory agencies may take in connection with the Bank not achieving these agreed-upon capital ratios.

The Company is focused on pursuing its capital strategy, as outlined above, and considering any other reasonable alternatives for improving the Company’s and the Bank’s capital positions, particularly in light of the Bank falling below the heightened minimum capital ratios as of June 30, 2010.  As noted above, the Company believes that the current exchange offer of the Capital Securities for shares of its common stock as well as the exchange of some or all of its Series B Preferred Stock for trust preferred securities are important components of its capital plan.  Accordingly, if the Company is unable to consummate either or both of these exchanges, it may need to reevaluate its capital plan and develop alternative strategies to improve the Company’s and the Bank’s capital positions.

Independent Third-Party Credit Review

In connection with the Company’s overall capital planning, in April 2010, the Company engaged a nationally recognized financial services consulting firm to conduct an independent credit review of the Bank’s credit risk ratings and regulatory classifications, loss content, loss recognition and the accuracy of accrual/nonaccrual status.  The outside firm also reviewed the Bank’s methodology and supporting documentation for establishing its allowance for loan and lease losses for adequacy and appropriateness, but it was not engaged to perform an analysis of the adequacy of the balance of the Bank’s allowance for loan and lease losses.

The scope of the outside firm’s review included: (i) all classified, criticized and nonperforming loans and foreclosed assets with an outstanding balance in excess of $1 million; (ii) a sample of nonclassified, pass-rated credits with an outstanding balance in excess of $1 million; and (iii) a random sample of classified, criticized and nonperforming loans and foreclosed assets with an outstanding balance of less than $1 million.  The sample was drawn from all loan types, including commercial real estate, construction and development, commercial and industrial, multifamily, agricultural, consumer first mortgages and home equity lines of credit.  In total, this firm reviewed 501 loans with total outstanding balances of $820.6 million, or approximately 43% of the Bank’s total loan portfolio as of June 30, 2010.

The outside firm completed its review in early May 2010 and discussed its findings with the Company’s management team and prepared a final written report.  As noted above, the outside firm was not engaged to, and did not, evaluate the adequacy of the balance of the Company’s allowance for loan and lease losses.  However, the Company believes that the consulting firm’s conclusions corroborate the Bank’s overall loan grading methodology and the Bank’s conclusions regarding the appropriateness of the methodology that it employs for establishing its allowance for loan and lease losses.

Net Interest Income

Net interest income decreased $2.9 million, from $43.9 million in the first half of 2009, to $41.0 million in the first half of 2010.  Average earning assets decreased $424.1 million, or 15.7%, from June 30, 2009 to June 30, 2010, as management continued to emphasize asset quality and new loan originations continued to be limited.  The comparative $272.7 million decrease in year to date average loans was primarily due to the combined effect of a general decrease in demand from qualified borrowers in the Bank’s market area as well as charge-off activity.  Management also continued to reduce securities available for sale in the second quarter of 2010.  At the same time, management significantly reduced both borrowings and deposits that had previously provided funding for those assets.  The decrease in average interest bearing deposits was due to management’s continued emphasis upon relationship banking versus customers who sought a single transaction for which no other depositor product or service would be utilized.  As a result, average interest bearing liabilities decreased $355.3 million, or 15.1%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.39% in the first half of 2009 to 3.70% in the first half of 2010.  The average tax-equivalent yield on earning assets decreased from 5.24% in the first half of 2009 to 4.96%, or 28 basis points, in the first half of 2010.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 2.20% to 1.52%, or 68 basis points.  The decrease in the level of average earning assets in 2010 contributed to decreased interest income as did the higher level of nonaccrual loans.  At the same time, the general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income and provided an offsetting effect to the continued balance sheet deleveraging strategy.

Net interest income decreased $1.7 million from $21.7 million in the second quarter of 2009 to $20.0 million in the second quarter of 2010.  The decrease in average earning assets on a quarterly comparative basis was $370.2 million, or 14.0%, from June 30, 2009 to June 30, 2010 due in part to the lack of demand from qualified borrowers as well as charge-off activity in the quarter.  Average interest bearing liabilities decreased $288.2 million, or 12.7%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.42% in the second quarter of 2009 to

3.61% in the second quarter of 2010.  The average tax-equivalent yield on earning assets decreased from 5.20% in the second quarter of 2009 to 4.83% in the second quarter of 2010, or 37 basis points.  The cost of interest-bearing liabilities also decreased from 2.15% to 1.47%, or 68 basis points, in the same period.  Consistent with the year to date margin trend, the continued higher level of nonaccrual loans combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In the first half of 2010, the Company recorded a $63.8 million provision for loan losses, which included an addition of $44.6 million in the second quarter.  In the first half of 2009, the provision for loan losses was $56.9 million, which included an addition of $47.5 million in the second quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans increased to $242.9 million at June 30, 2010 from $189.7 million at December 31, 2009, and $178.6 million at June 30, 2009.  Charge-offs, net of recoveries, totaled $47.4 million and $23.6 million in the first six months of 2010 and 2009, respectively.  Net charge-offs totaled $30.5 million in the second quarter of 2010 and $19.2 million in the second quarter of 2009.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at June 30, 2010 are included in the table following.

	Three Months Ended		Year to Date
Loan Charge-offs, Gross	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Real Estate-Construction
Homebuilder	$3,759	$6,444	$10,534	$6,801
Land	5,285	2,899	6,094	6,215
Commercial Speculative	2,763	6,110	6,498	6,110
All Other	3	222	218	276
Total Real Estate - Construction	11,810	15,675	23,344	19,402
Real Estate-Residential
Investor	7,167	1,235	7,782	1,289
Owner Occupied	733	49	2,051	127
Revolving and Junior Liens	170	204	505	365
Total Real Estate-Residential	8,070	1,488	10,338	1,781
Real Estate-Commercial, Nonfarm
Owner general purpose	2,705	1	3,211	24
Owner special purpose	1,697	113	1,775	113
Non owner gen purpose	2,666	132	2,862	252
Non owner special purpose	2,694	—	2,925	—
Strip malls	1,128	96	3,653	312
Total Real Estate - Commercial, Nonfarm	10,890	342	14,426	701
Real Estate-Commercial, Farm	—	—	—	—
Commercial and Industrial	327	1,717	1,558	1,763
Other	136	131	233	233
	$31,233	$19,353	$49,899	$23,880

Chairman Bill Skoglund noted, “Consistent with the first quarter, borrowers within the construction and development sector continued to operate in an economic environment that was impacted by declining real estate valuations.  That portion of our portfolio has been operating under stressed economic conditions for a prolonged period and homebuilders have been particularly affected.  We expect, however, that the losses attributable to homebuilders will diminish.  We have cumulatively charged off $47.0 million attributable to this segment since the beginning of the fourth quarter of 2008 and, at the same time, we have reduced this portfolio from a high of $150.3 million a year ago to $64.8 million as of June 30, 2010.  In addition, we have designated 81.7% of that remaining portfolio as nonperforming and adjusted the residual balances to current estimated valuation levels.  While the portfolio remains susceptible to further declines in real estate values in general, management anticipates a slowdown in new borrower defaults.”

Chairman Skoglund continued, “The ongoing economic climate has also affected our commercial real estate borrowers.  We experienced a higher volume of nonperforming loans in this segment in the second quarter of 2010, which has resulted in a higher level of provision expense as well as an increase in the amount of loan charge-offs.  This segment generally has more diverse sources of cash flow than construction and development although decreased operating earnings have affected some commercial borrowers who operate out of owner occupied properties, and some other income producing properties have been affected by higher vacancy levels and/or pressure for lease concessions.  Management has also experienced the emergence of ‘strategic defaults’ whereby the borrower or tenant is in a position to perform on their obligation, but does not do so in an attempt to take advantage of distressed market conditions.  We aggressively monitor each of these situations and management continues to make loan portfolio workout a priority while closely monitoring portfolio quality.”

The distribution of the Company’s nonperforming loans at June 30, 2010 is included in the chart below (in thousands):

		90 days
		or More	Restructured	Total Non-	% Non-
Nonperforming loans	Nonaccrual	Past Due	Loans	performing	performing	Specific
as of June 30, 2010	Total(1)	and Accruing	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$97,610	$—	$2,250	$99,860	41.1%	$8,315
Real Estate - Residential:
Investor	20,500	—	316	20,816	8.6%	1,389
Owner Occupied	15,461	374	9,361	25,196	10.4%	706
Revolving and Junior Liens	1,021	—	—	1,021	0.4%	242
Real Estate - Commercial, Nonfarm	92,554	379	—	92,933	38.3%	12,914
Real Estate - Commercial, Farm	739	—	—	739	0.3%	—
Commercial and Industrial	2,268	—	—	2,268	0.9%	1,638
Other	85	—	—	85	0.0%	—
	$230,238	$753	$11,927	$242,918	100.0%	$25,204

(1)         Nonaccrual loans included $28.0 million in restructured loans, including, $9.4 million in real estate construction, $7.0 million in commercial real estate nonfarm,  $6.8 million is in real estate - residential investor, $4.7 million is in real estate - owner occupied and $125,000 in Commercial nonfarm and Industrial.

The largest component of nonperforming loans continued to be in the real estate construction sector, which totaled $99.9 million, or 41.1% of total nonperforming loans.  This was an increase of $12.2 million on a linked quarter basis.  Management charged off $11.8 million in the second quarter of 2010 and estimated that a loss allocation of $8.3 million was adequate coverage for this category.  The second quarter migration into nonperforming loans occurred primarily due to four homebuilder relationships that totaled $16.3 million.  While each of these builders continued to operate their respective projects and three of them were still realizing a moderate sales rate, management estimated that the continued downward pressure on land valuation coupled with lower than anticipated sales volume was insufficient to service the current debt level of each of these borrowers.  As a result, management deemed each of these credits to be impaired, a charge-off of $612,000 was recorded on one of these credits and management estimated that a specific loss allocation of $5.1 million was adequate coverage for the remaining loss exposure.  Management also noted in the subsequent review of performing homebuilder credits that the forward risk from large borrowers has been significantly reduced since no single credit is larger than $2.3 million.

The remaining migration into other construction categories consisted primarily of four relationships that totaled $8.7 million and were attributable to the commercial lot inventory and land segments.

Management charged off $2.4 million in the second quarter related to this group of borrowers and estimated that a specific allocation of $241,000 was adequate coverage for the remainder of this category.

In addition to specific allocations detailed above, management created a higher risk construction and development pool loss factor estimate for developers in accordance with generally accepted accounting principles (“GAAP”) at the end of 2008.  This factor was increased in the second quarter of 2010.  Other qualitative factors that contributed to nonspecific allocations also include historical loss experience and other management items.  A general discussion of qualitative factors is included at the end of the nonperforming loan section.  The total nonspecific allowance for loan losses attributable to qualitative factors management estimated for the construction and development portfolio totaled $20.3 million as of June 30, 2010.

The majority of the Bank’s construction loans are located in suburban Chicago markets and the current economic conditions continue to exhibit lower property valuations and some additional borrower defaults.  Management continues to update and review appraisals for the underlying collateral related to these loans, and allowance estimates are regularly updated to reflect the estimated credit exposure.  The subcomponent detail for the real estate construction segment at June 30, 2010 (in thousands), is set forth in the table below.

The Company’s second largest category of nonperforming loans was commercial real estate, representing $92.9 million, or 38.3%, of the nonperforming loan portfolio, which was an increase of $44.9 million on a linked-quarter basis following a $14.4 million charge-off during the quarter.  The largest addition to this category was a $16.1 million credit, and management estimated that a remaining specific allocation of $4.6 million was sufficient loss coverage based upon a review of a current appraisals and a $3.8 million second quarter charge-off.  The primary collateral for this credit consists of several special purpose, owner -occupied properties.  An additional $18.5 million of the increase in this category was attributable to eight separate large credits.  Management estimated the specific allocations required for these borrowers based upon a review and/or discounting of current and updated appraisals, and discounted cash flow analysis based on current property income, or some combination thereof.  As a result of these reviews, management estimated that $12.9 million in specific allocation was adequate coverage for the remainder of this category.  In addition to specific allocations, management also created a higher risk commercial real estate pool loss factor estimate in accordance with GAAP as of June 30, 2009 and that factor was increased in the second quarter of 2010.  A general discussion of qualitative factors is at the end of the nonperforming section.

Nonperforming one to four family residential mortgages to consumers totaled $25.2 million and accounted for 10.4% of the nonperforming loan total.  Of this amount, $15.5 million of these residential mortgages were on nonaccrual and most were in various stages of foreclosure and loans totaling $374,000 were over 90 days past due and still accruing.  On a linked quarter basis, the nonaccrual and restructured categories decreased $154,000 and $2.4 million, respectively.  Restructured loans totaling $9.4 million include credits where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market areas, particularly in the construction related fields.  A significant portion of these nonperforming loans were supported by private mortgage insurance, and as of June 30, 2010, management estimated that a specific allocation of $706,000 was adequate loss coverage following the $733,000 of charge-offs that occurred during the quarter.

Nonperforming residential investor loans consisted of multi-family and one to four family properties totaled $20.8 million, which was 8.6% of the nonperforming loans total and a decrease of $4.1 million on a linked-quarter basis, following the second quarter charge-off of $7.2 million.  Most of the charge-off related to a single credit that had been restructured and previously had a specific allocation based upon a current cash flow analysis of what the property would support.  Due to events not directly related to this property or obligation, the borrower entered into Chapter 7 bankruptcy and began liquidation proceedings.  Management expects to accept a deed agreement on the property, which would allow migration to other real estate owned.  Although the appraised value of the building and the amount supportable by cash flow were similar, the collateral dependent determination caused management to estimate a larger discount to allow for property disposal under distressed market conditions.  The aggregate outstanding multi-family loans totaled $123.7 million, and of this amount $4.0 million remained for the restructured credit discussed above with an additional $2.5 million in nonperforming loans, which is attributable to three unrelated borrowers.  Management estimated that a total specific allocation of $1.4 million would be sufficient loss coverage for this segment.

		90 Days
	Nonaccrual	or More Past Due	Restructured Loans	Total Non- performing	% Non- Performing	Specific
Real Estate - Construction	Total	and Accruing	(Accruing)	Loans	Loans	Allocation
Homebuilder	$50,668	$—	$2,250	$52,918	53.0%	$6,440
Commercial Speculative	21,617	—	—	21,617	21.6%	1,228
Land	24,885	—	—	24,885	24.9%	647
Other	440	—	—	440	0.5%	—
	$97,610	$—	$2,250	$99,860	100%	$8,315

In addition to the above activity related to nonperforming commercial real estate loans, management also unwound three separate loan related interest rate swaps that had a contractual priority to the collateral position in the underlying properties.  As a result, management also reported $3.3 million in additional receivables, which have been categorized as nonperforming, but are estimated to have no loss exposure.

The remaining nonperforming credits included $2.3 million in commercial and industrial loans, $1.0 million in consumer home equity and second mortgage loans and $824,000 in farmland and agricultural loans.  Management estimated that a total specific allocation of $1.6 million on the commercial and industrial portfolio would be sufficient loss coverage for these nonperforming credits.

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category decreased $8.1 million from $44.0 million at March 31, 2010 to $35.9 million at June 30, 2010.  Loans past due 30 to 89 days consisted of $15.8 million in commercial real estate, $5.6 million in multi-family credit, $4.6 million in one to four family consumer loans, $4.2 million in commercial and industrial credits, $1.8 million in real estate construction, $1.7 million in one to four family investor loans, $1.2 million agricultural and farmland, and $1.0 million in the consumer loan category.  The latter category included both home equity and second mortgage loans.  The bulk of the multi-family exposure, 82.1%, was to a single borrower whose credits are in the process of renewal.

Troubled debt restructurings (“TDR”) included 47 loans, which was a decrease of nine credits from the prior quarter end.  This decrease resulted, in large part, from activity in forbearance programs that were not successful and the terms of which had originally been developed in response to reductions in the borrowers’ income.  These changes in circumstances included job loss or subsequent under-employment that was believed to be temporary at the time of restructuring.  Management’s general arrangement in these cases was to allow these borrowers a reduced interest rate and to permit them to make payments on an interest only basis for an agreed upon period.

Nonaccrual TDR loans consisted of $4.3 million in loans to homebuilders, $5.1 million in other types of construction loans, $7.0 million in commercial real estate loans, $4.7 million in one to four family consumer mortgages, $6.8 million in residential investor mortgages, and $125,000 in other credit.  Approximately $3.9 million of the commercial real estate TDR total was one credit and the borrower has been performing satisfactorily on this loan for three months and previously performed satisfactorily under a forbearance agreement on a larger loan balance for twelve months.  The Company restructures workout credits in a variety of ways specific to the facts and circumstances of the credit.  Management did not experience significant TDR volume until the latter half of 2009, and continues to work with borrowers with financial setbacks, but the overall success of this approach has not yet been determined.

The ratio of the allowance for loan losses to nonperforming loans was 33.3% as of June 30, 2010, a slight decrease from 34.7% as of March 31, 2010.  Management determined the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent increased loss experience.  Management created a higher risk construction and development pool for developers and estimated a higher qualitative loss factor at the end of 2008.  This segmentation was designed to better estimate the credit valuation risk in this segment.  Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of these pools and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation.  Management increased the loss factors assigned to the pooled construction and development portfolio by 18.2% during the second quarter of 2010 in recognition of the ongoing devaluation trends that continue to affect the underlying property values securing these construction loans.  Management also increased the factor assigned to the pooled commercial real estate portfolio by 4.8% in the same period.  In general, for both the construction and development and commercial real estate general loan categories, the loans with higher risk characteristics migrated into their respective higher risk pools and, as described above, the qualitative factors for each of those pools were increased in the second quarter of 2010.  Further, with respect to each of the pools, the quantity of assets in the pools decreased for the quarter, as more credits migrated to nonperforming status and were assigned specific allocation estimates by management, and fewer remaining credits were deemed to have sufficient stress to necessitate inclusion in these pools.

The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions and credit review administration activities.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses increased to 4.26% of total loans at June 30, 2010, from 3.41% at March 31, 2010, and 3.13% at December 31, 2009.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $6.9 million from $40.2 million at December 31, 2009, to $47.1 million at June 30, 2010.  In the second quarter of 2010, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $8.6 million.  Second quarter additions were offset by $5.7 million in dispositions that generated a net gain on sale of $347,000 and $5.6 million in additional valuation adjustments.  The Bank added 29 properties to OREO during the second quarter, which brought the total OREO holdings to 180 properties net of dispositions.  These OREO properties consisted of different types, including 110 single family residences with an estimated realizable market value of $10.5 million, 24 nonfarm nonresidential properties with an estimated value of $14.5 million, a number of lots zoned for residential construction with an estimated realizable market value of $13.5 million, and seven parcels of vacant acreage suitable for either farming or development with an estimated value of $8.6 million.  Details related to the activity in the OREO portfolio for the periods presented is itemized in the following table:

	Three Months Ended		Year to Date
Other real estate owned, net	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Beginning balance	$49,855	$18,951	$40,200	$15,212
Property additions	8,611	1,890	27,449	5,563
Development improvements	—	760	10	1,933
Less:
Property Disposals	5,690	2,872	9,792	3,689
Period valuation adjustments	5,648	3,139	10,739	3,429
Other real estate owned	$47,128	$15,590	$47,128	$15,590

When measured as a percentage of other real estate properties owned, the OREO valuation reserve increased to $13.8 million which is 22.7% of gross OREO at June 30, 2010.  The valuation reserve represents 16.1% and 12.4% of gross OREO, respectively at March 31, 2010 and December 31, 2009, respectively.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $523,000, or 5.1%, to $10.8 million during the second quarter of 2010 as compared to $10.3 million during the same period in 2009.  For the first half of 2010, however, aggregate noninterest income decreased by $374,000, or 1.9%, to $19.1 million as compared to $19.5 million for the same period in 2009.  Trust income increased nominally by $6,000, or 0.3%, and decreased by $226,000, or 6.1%, for the second quarter and first half of 2010, respectively, and the decrease was primarily due to a reduction in estate settlement activity.  Service charge income from deposit accounts increased for both the quarter and year primarily due to increases in overdraft fees.  Total mortgage banking income in the second quarter of 2010, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.9 million, a decrease of $1.5 million, or 44.1%, from the second quarter of 2009.  Mortgage banking income for the year also decreased by $3.0 million, or 46.5%, from the 2009 level.  The largest decrease in income from mortgage operations was in net gain on sales, as federal tax incentives for home purchases expired and investor requirements related to borrower underwriting increased.  The new regulatory requirements that came into effect in 2010 also generally extended the time to complete the mortgage loan closing process.  Mortgage servicing income also decreased for both the quarter and year to date periods substantially due to the Company’s change in accounting to the fair value method for valuing mortgage servicing rights (“MSR”) on January 1, 2010.  Under the previous method, MSRs were amortized and both the amortization and valuation impairments under the lower of cost or market method were recorded in other noninterest expense.

Realized gains on securities totaled $1.8 million in both the second quarter and first half of 2010 as compared to $1.4 million in the second quarter of 2009 and $1.3 million for that year.  Bank owned life insurance (“BOLI”) income decreased in the second quarter of 2010 and was $85,000, or 24.5%, lower than the same period in 2009, as the rates of return decreased on the underlying insurance investments.  For the first half of 2010, however, BOLI income increased $217,000, or 45.8%, from the same period in 2009 as investment performance was stronger in the first quarter.  Debit card interchange income increased for both the second quarter and first half of 2010 as the volume of consumer card activity continued to increase over 2009.  The net gain on interest rate swap activity with customers including fee income was $163,000 and $353,000 for the second quarter and first six months of 2010, respectively.  This category increased for both the quarter and year to date periods, because the Company had an offsetting credit risk valuation charge estimate of $1.5 million on the aggregate swap position exposure at June 30, 2009 and that charge offset income in that period.  The estimated incremental valuation income was $42,000 and $208,000, respectively, for the second quarter and first half of 2010.  The lease revenue received from OREO properties increased $433,000 and $942,000 in the second quarter and first half of 2010, respectively, as compared to the same periods in 2009, as the number of properties that generated rental income increased substantially.  Net gains on disposition of OREO properties also increased by $2,000 to $347,000, and $205,000 to $498,000 in the second quarter and first half of 2010, respectively, as there was also an increase in the number of property disposals in the current year.  Other noninterest income decreased $59,000, or 4.8%, for the second quarter and by $117,000, or 4.9%, for the first half of 2010.  Even though interchange fees increased in both periods, decreases in automatic teller machine surcharge and fee income from brokerage activities more than outpaced that growth.

Noninterest Expense

Noninterest expense was $25.5 million during the second quarter of 2010, a decrease of $55.4 million, from $80.9 million in the second quarter of 2009, which had included a goodwill impairment charge of $57.6 million.  Excluding that impairment charge, noninterest expense increased $2.2 million in the second quarter of 2010 as compared to the same period in the prior year.  Also excluding the goodwill, impairment charge in the second quarter of 2009, noninterest expense totaled $50.2 million during the first half of 2010, an increase of $5.7 million, or 12.7%, from $44.6 million in the second half of 2009.  The reductions in salaries and benefits expense were significant for both the year to date and quarterly comparative periods.  That expense decreased by $758,000, or 7.8%, and $2.6 million, or 12.7%, when comparing the second quarter and first half of 2010, respectively, to the same periods in 2009.  These comparative reductions in salaries and benefits expense resulted primarily from a decrease in salary expense and, to a lesser degree, from reductions in commissions related to a lower volume of mortgage loan and brokerage activity.  Management completed a strategic reduction in force late in the first quarter of 2009, and the number of full time equivalent employees was 489 for the second quarter of 2010 as compared to 571 at the same time last year.

Occupancy expense decreased $408,000, or 24.8%, from the second quarter of 2009 to the second quarter of 2010.  Occupancy expense decreased $398,000, or 12.6%, from the first half of 2009 to the first half of 2010.  Furniture and fixture expenses also decreased by $198,000 and $299,000 in the second quarter and first half of 2010, respectively, when making a comparison to the same periods of the prior year.  The Company closed four branches in the second half of 2009 where there was an overlap in service area and three additional such closings were completed in 2010.  As a result, management expects to continue to realize lower costs in both the occupancy and furniture and fixtures categories in 2010.

On a quarterly and year to date comparative basis, Federal Deposit Insurance Corporation (“FDIC”) costs decreased $894,000, or 36.9%, and $283,000, or 8.7%, respectively.  Even though these premium expenses increased industry wide, the FDIC levied an additional special assessment of $1.3 million in the second quarter of 2009 and that nonrecurring assessment distorts comparison, as this cost is expected to increase generally in 2010.  In addition to the increase in insurance rates, management elected to participate in the FDIC’s Transaction Account Guarantee Program (“TAG”), through which all noninterest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest, and that election also caused an increase in the assessment.  That additional insurance program was extended through December 2010, and the Bank will remain a participant through that time, although the rate ceiling on eligible NOW accounts decreased to 0.25% on July 1, 2010.  Second quarter 2010 advertising expense increased by $197,000, or 81.4%, when compared to the same period in 2009, primarily due to increased radio advertising and direct mail costs.  Legal fees also increased $343,000 in a quarterly comparison and $555,000 in a year to date comparison and were primarily related to loan workout activity.

OREO expense increased $3.5 million in the second quarter and $9.1 million in the first half of 2010 as compared to the same periods in 2009.  The increase for both the quarterly and year to date periods were primarily due to increases in valuation expense of $2.6 million and $7.5 million, respectively, as property values continued to decline generally.  The next largest expenses incurred in administering OREO were property taxes and insurance, which had increases of $467,000 and $828,000 for the second quarter and first half of 2010, respectively, and were due to the increase in the number of properties held in 2010.  Other expense increased $414,000, or 11.5%, from $3.6 million in the second quarter of 2009 to $4.0 million in the same period of 2010.  This increase resulted primarily from the previously discussed changes in mortgage servicing rights impairment, net of amortization recognition, since there was a $274,000 net nonrecurring recovery recorded in the second quarter of 2009.  Loan collection costs also increased substantially in the second quarter of 2010.  Other expense decreased $384,000, or 4.8%, from $8.0 million in the first half of 2009 to $7.6 million in the same period of 2010, and the change in accounting for mortgage servicing rights provided a substantial portion of this comparative improvement.

An income tax benefit of $15.9 million was recorded in the second quarter of 2010 as compared to a $37.9 million tax benefit in the same period of 2009.  Likewise, an income tax benefit of $22.0 million was recorded in the first half of 2010 as compared to a $38.2 million tax benefit in the same period of 2009.  Taxable income significantly decreased for all of the periods presented, and $22.0 million of the 2009 quarterly and year to date tax benefit was from the goodwill impairment recorded in that year.  The Company’s effective tax rate for the quarter ending June 30, 2010 was 40.8% as compared to 40.0% for the same period in 2009.  Excluding the goodwill impairment charge, the income tax benefit for both years resulted, in large part, from the higher levels of loan loss provision and other real estate related expenditures.  Should large operating losses continue into the future, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.

Assets

Total assets decreased $133.9 million, or 5.2%, from December 31, 2009 to close at $2.46 billion as of June 30, 2010.  Loans decreased by $163.8 million, or 7.9%, as demand from qualified borrowers continued to decline and collateral that previously secured loans moved to OREO, which increased $6.9 million, or 17.2%, in the first half of 2010.  Short and long-term securities that were available-for-sale decreased by $16.9 million and $12.4 million, respectively, in the first half of 2010.  At the same time, however, interest bearing balances with financial institutions increased by $60.5 million as management increased its liquidity position at the Bank in keeping with current regulatory guidance.  The largest changes by loan type included decreases in commercial real estate, real estate construction and residential real estate loans of $29.4 million, $86.0 million and $41.1 million, or 3.2%, 31.4% and 6.4%, respectively and management intends to make future reductions to portfolio concentrations in real estate in keeping with the requirements of the Memorandum of Understanding between the Bank and the OCC.

Management performed an annual review of the core deposit and other intangible assets in the second quarter of 2010.  Based upon that review and ongoing monitoring, management determined there was no impairment of other intangible assets as of June 30, 2010.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition in February 2008 and were $8.9 million at acquisition as compared to $6.1 million as of June 30, 2010.

Deposits

Total deposits decreased $55.3 million, or 2.5%, during the six months ended June 30, 2010, to close at $2.15 billion as of June 30, 2010.  The category of deposits that declined the most in 2010 was certificates of deposit, which decreased $72.1 million, or 8.0%, primarily due to a change in pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate.  The Bank is currently within the brokered deposit guidelines contained within its Memorandum of Understanding with the OCC.  Additionally, the Bank eliminated $10.4 million in maturing brokered deposits in February 2010.  This reduction limited brokered deposits to the CDARS program, which is generally utilized by existing customers of the Bank.  Money market deposit accounts decreased by $23.3 million, from $392.5 million to $369.3 million, during the quarter.  These decreases were offset by growth in demand deposits of $19.3 million, or 6.3%, savings deposits growth of $17.8 million, or 10.0%, and NOW deposits of $3.0 million, or 0.7%.  As noted previously, the Company also participates in the expanded FDIC TAG insurance coverage program that became available in November 2008 and is currently set to expire at December 31, 2010.  The FDIC has a right to extend that program through December 31, 2011, and the Bank would be obligated to continue to participate should that extension occur as no opt out period was offered under the extended program rules.  The average cost of interest bearing deposits decreased from 2.14% in the first half of 2009 to 1.35%, or 79 basis points, in the first half of 2010.  Likewise, the average cost of interest bearing liabilities decreased from 2.20% in the first half of 2009 to 1.52% in the first half of 2010, or 68 basis points.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the Lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage Bank, including transaction costs.  The Company had no principal outstanding balance on the Bank of America senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at both December 31, 2009 and June 30, 2010.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At June 30, 2010, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding term debt.

The Company decreased its other short-term borrowings $50.1 million, or 91.2%, from December 31, 2009.  Most of this reduction resulted from the Bank’s decrease in advances from the Federal Home Loan Bank of Chicago (“FHLBC”) advances as new loan originations to qualified borrowers continued to be limited.

Capital

As of June 30, 2010, total stockholders’ equity was $163.5 million, which was a decrease of $33.7 million, or 17.1%, from $197.2 million as of December 31, 2009.  This decrease was primarily attributable to the net loss from operations in the first half of 2010.  As of June 30, 2010, the Company’s percentage of regulatory total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage ratios decreased to 12.93%, 9.47%, and 7.88%, respectively, as compared to 13.26%, 9.96%, and 8.48%, respectively, at December 31, 2009.  The same capital ratios at the Bank were 10.73%, 9.45%, and 7.76%, respectively, at June 30, 2010 as compared to 11.57%, 10.30%, and 8.89%, respectively, at December 31, 2009.  As discussed above under “Ongoing Capital Initiatives,” while the Bank exceeded the general minimum regulatory requirements to be considered “well capitalized” it was not in compliance with the heightened capital ratios that it has agreed to maintain pursuant to an understanding with the OCC.

In addition to the above regulatory ratios, the non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets also decreased to 3.58% and 1.53%, respectively, at June 30, 2010 as compared to 4.69% and 4.31%, respectively, at December 31, 2009.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward -Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2009.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009
Summary Statements of Operations:
Net interest and dividend income	$20,015	$21,674	$40,996	$43,880
Provision for loan losses	44,623	47,500	63,843	56,925
Noninterest income	10,848	10,325	19,115	19,489
Noninterest expense	25,479	80,853	50,228	102,130
Benefit for income taxes	(15,856)	(37,928)	(22,023)	(38,244)
Net loss	(23,383)	(58,426)	(31,937)	(57,442)
Net loss available to common stockholders	(24,514)	(59,661)	(34,196)	(59,478)

Key Ratios (annualized):
Return on average assets	(3.75)%	(8.17)%	(2.56)%	(3.94)%
Return to common stockholders on average assets	(3.93)%	(8.35)%	(2.74)%	(4.08)%
Return on average equity	(50.80)%	(88.75)%	(33.69)%	(44.58)%
Return on average common equity	(85.32)%	(122.37)%	(56.56)%	(60.85)%
Net interest margin (non-GAAP tax equivalent)(1)	3.61%	3.42%	3.70%	3.39%
Efficiency ratio (non-GAAP tax equivalent)(1)	62.97%	62.84%	62.01%	62.57%
Tangible common equity to tangible assets (2)	3.58%	4.84%	3.58%	4.84%
Tier 1 common equity to risk weighted assets (2)	1.53%	4.56%	1.53%	4.56%
Total capital to risk weighted assets (3)	11.43%	13.15%	11.43%	13.15%
Tier 1 capital to risk weighted assets (3)	7.80%	9.94%	7.80%	9.94%
Tier 1 capital to average assets	6.37%	8.17%	6.37%	8.17%

Per Share Data:
Basic loss per share	$(1.74)	$(4.29)	$(2.43)	$(4.29)
Diluted loss per share	$(1.75)	$(4.29)	$(2.43)	$(4.29)
Dividends declared per share	$0.01	$0.04	$0.02	$0.08
Common book value per share	$6.76	$10.03	$6.76	$10.03
Tangible common book value per share	$6.32	$9.51	$6.32	$9.51
Ending number of shares outstanding	13,911,692	13,824,561	13,911,692	13,824,561
Average number of shares outstanding	13,933,497	13,824,561	13,925,120	13,808,266
Diluted average shares outstanding	13,989,096	13,907,725	14,084,927	13,884,727

End of Period Balances:
Loans	$1,899,030	$2,212,977	$1,899,030	$2,212,977
Deposits	2,151,019	2,349,277	2,151,019	2,349,277
Stockholders’ equity	163,526	207,261	163,526	207,261
Total earning assets	2,225,742	2,539,201	2,225,742	2,539,201
Total assets	2,462,319	2,720,237	2,462,319	2,720,237

Average Balances:
Loans	$1,940,082	$2,245,779	$1,981,101	$2,253,800
Deposits	2,164,273	2,388,738	2,172,570	2,397,732
Stockholders’ equity	184,608	264,055	191,182	259,817
Total earning assets	2,265,463	2,635,707	2,280,831	2,704,915
Total assets	2,498,924	2,866,806	2,514,347	2,938,718

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending June 30, 2010 and 2009, respectively, are presented on page 22.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 23.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Asset Quality
Charge-offs	$31,233	$19,353	$49,899	$23,880
Recoveries	756	116	2,475	235
Net charge-offs	$30,477	$19,237	$47,424	$23,645
Provision for loan losses	44,623	47,500	63,843	56,925
Allowance for loan losses to loans	4.26%	3.37%	4.26%	3.37%

			(audited)
	June 30,		December 31,
	2010	2009	2009

Nonaccrual loans(1)	$230,238	$164,132	$174,978
Restructured loans	11,927	3,169	14,171
Loans past due 90 days	753	11,290	561
Non-performing loans	242,918	178,591	189,710
Other real estate	47,128	15,590	40,200
Receivable from foreclosed loan participation	—	—	1,505
Receivable from swap terminations	2,169	—	—
Nonperforming assets	$292,215	$194,181	$231,415

(1) Includes $28.0 million, $21.8 million, and $31.6 million in non-accrual restructured loans at June 30, 2010 and 2009, and December 31, 2009, respectively.

Major Classifications of Loans
Commercial and industrial	$204,557	$211,773	$207,170
Real estate - commercial	895,618	952,561	925,013
Real estate - construction	187,683	341,350	273,719
Real estate - residential	602,829	684,495	643,936
Installment	5,418	16,502	9,834
Overdraft	700	3,104	830
Lease financing receivables	3,269	4,823	3,703
	1,900,074	2,214,608	2,064,205
Unearned origination fees, net	(1,044)	(1,631)	(1,379)
	$1,899,030	$2,212,977	$2,062,826

Major Classifications of Deposits
Non-interest bearing	$327,599	$315,599	$308,304
Savings	196,070	160,697	178,257
NOW accounts	425,801	382,473	422,778
Money market accounts	369,254	395,045	392,516
Certificates of deposits of less than $100,000	499,581	644,208	551,106
Certificates of deposits of $100,000 or more	332,714	451,255	353,316
	$2,151,019	$2,349,277	$2,206,277

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2010	2009
Assets
Cash and due from banks	$43,632	$36,842
Interest bearing deposits with financial institutions	84,997	24,500
Federal funds sold	1,267	1,543
Short-term securities available-for-sale	—	16,911
Cash and cash equivalents	129,896	79,796
Securities available-for-sale	216,934	229,330
Federal Home Loan Bank and Federal Reserve Bank stock	13,691	13,044
Loans held-for-sale	9,823	11,586
Loans	1,899,030	2,062,826
Less: allowance for loan losses	80,959	64,540
Net loans	1,818,071	1,998,286
Premises and equipment, net	56,505	58,406
Other real estate owned	47,128	40,200
Mortgage servicing rights, net	2,344	2,450
Core deposit and other intangible asset, net	6,089	6,654
Bank-owned life insurance (BOLI)	50,876	50,185
Deferred tax assets, net	65,106	48,955
Accrued interest and other assets	46,297	57,765
Total assets	$2,462,760	$2,596,657

Liabilities
Deposits:
Non-interest bearing demand	$327,599	$308,304
Interest bearing:
Savings, NOW, and money market	991,125	993,551
Time	832,295	904,422
Total deposits	2,151,019	2,206,277
Securities sold under repurchase agreements	20,379	18,374
Other short-term borrowings	4,860	54,998
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Accrued interest and other liabilities	19,098	15,922
Total liabilities	2,299,234	2,399,449

Stockholders’ Equity
Preferred stock	69,473	69,039
Common stock	18,467	18,373
Additional paid-in capital	64,547	64,431
Retained earnings	107,781	141,774
Accumulated other comprehensive loss	(1,898)	(1,605)
Treasury stock	(94,844)	(94,804)
Total stockholders’ equity	163,526	197,208
Total liabilities and stockholders’ equity	$2,462,760	$2,596,657

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009
Interest and Dividend Income
Loans, including fees	$25,138	$29,834	$51,770	$59,948
Loans held-for-sale	108	305	180	617
Securities, taxable	1,215	2,173	2,453	5,969
Securities, tax exempt	689	1,416	1,434	2,847
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	62	57	118	113
Federal funds sold	1	1	1	3
Interest bearing deposits	44	2	60	4
Total interest and dividend income	27,257	33,788	56,016	69,501
Interest Expense
Savings, NOW, and money market deposits	1,200	1,546	2,585	3,392
Time deposits	4,750	9,062	9,847	18,763
Securities sold under repurchase agreements	13	17	23	115
Federal funds purchased	—	31	—	73
Other short-term borrowings	—	74	18	221
Junior subordinated debentures	1,072	1,072	2,144	2,144
Subordinated debt	203	309	398	799
Notes payable and other borrowings	4	3	5	114
Total interest expense	7,242	12,114	15,020	25,621
Net interest and dividend income	20,015	21,674	40,996	43,880
Provision for loan losses	44,623	47,500	63,843	56,925
Net interest and dividend expense after provision for loan losses	(24,608)	(25,826)	(22,847)	(13,045)
Noninterest Income
Trust income	1,852	1,846	3,509	3,735
Service charges on deposits	2,286	2,173	4,304	4,285
Secondary mortgage fees	338	469	561	878
Mortgage servicing income	(642)	134	(554)	271
Net gain on sales of mortgage loans	2,156	2,710	3,388	5,196
Securities (losses) gains, net	1,756	1,391	1,754	1,314
Increase in cash surrender value of bank-owned life insurance	262	347	691	474
Debit card interchange income	724	635	1,387	1,211
Net interest rate swap gains and fees	163	(957)	353	(567)
Lease revenue from other real estate owned	442	9	960	18
Net gain (loss) on sales of other real estate owned	347	345	498	293
Other income	1,164	1,223	2,264	2,381
Total non-interest income	10,848	10,325	19,115	19,489
Noninterest Expense
Salaries and employee benefits	8,918	9,676	17,943	20,561
Occupancy expense, net	1,237	1,645	2,762	3,160
Furniture and equipment expense	1,544	1,742	3,183	3,482
FDIC insurance	1,527	2,421	2,955	3,238
Amortization of core deposit and other intangible asset	283	291	565	583
Advertising expense	439	242	695	674
Impairment of goodwill	—	57,579	—	57,579
Legal fees	666	323	1,225	670
Other real estate expense	6,845	3,328	13,273	4,172
Other expense	4,020	3,606	7,627	8,011
Total non-interest expense	25,479	80,853	50,228	102,130
Loss before income taxes	(39,239)	(96,354)	(53,960)	(95,686)
Benefit for income taxes	(15,856)	(37,928)	(22,023)	(38,244)
Net loss	$(23,383)	$(58,426)	$(31,937)	$(57,442)
Preferred stock dividends and accretion	1,131	1,235	2,259	2,036
Net loss available to common stockholders	$(24,514)	$(59,661)	$(34,196)	$(59,478)

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended June 30, 2010 and 2009

(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$75,028	$44	0.23%	$2,823	$2	0.28%
Federal funds sold	2,030	1	0.19	4,700	1	0.08
Securities:
Taxable	157,117	1,215	3.09	198,595	2,173	4.38
Non-taxable (tax equivalent)	69,297	1,060	6.12	145,612	2,178	5.98
Total securities	226,414	2,275	4.02	344,207	4,351	5.06
Dividends from FRB and FHLB stock	13,435	62	1.85	13,044	57	1.75
Loans and loans held-for-sale	1,948,556	25,259	5.13	2,270,933	30,194	5.26
Total interest earning assets	2,265,463	27,641	4.83	2,635,707	34,605	5.20
Cash and due from banks	37,948	—	—	41,936	—	—
Allowance for loan losses	(72,378)	—	—	(49,766)	—	—
Other non-interest bearing assets	267,921	—	—	238,929	—	—
Total assets	$2,498,954			$2,866,806

Liabilities and Stockholders’ Equity
NOW accounts	$419,033	$348	0.33%	$336,467	$304	0.36%
Money market accounts	387,709	651	0.67	429,582	1,028	0.96
Savings accounts	196,747	201	0.41	150,648	214	0.57
Time deposits	841,523	4,750	2.26	1,152,368	9,062	3.15
Total interest bearing deposits	1,845,012	5,950	1.29	2,069,065	10,608	2.06
Securities sold under repurchase agreements	22,692	13	0.23	26,728	17	0.26
Federal funds purchased	—	—	—	26,157	31	0.47
Other short-term borrowings	3,454	—	—	37,390	74	0.78
Junior subordinated debentures	58,378	1,072	7.35	58,378	1,072	7.35
Subordinated debt	45,000	203	1.78	45,000	309	2.72
Notes payable and other borrowings	500	4	3.16	500	3	2.37
Total interest bearing liabilities	1,975,036	7,242	1.47	2,263,218	12,114	2.15
Non-interest bearing deposits	319,261	—	—	319,673	—	—
Accrued interest and other liabilities	20,049	—	—	19,860	—	—
Stockholders’ equity	184,608	—	—	264,055	—	—
Total liabilities and stockholders’ equity	$2,498,954			$2,866,806
Net interest income (tax equivalent)		$20,399			$22,491
Net interest income (tax equivalent) to total earning assets			3.61%			3.42%
Interest bearing liabilities to earnings assets	87.18%			85.87%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30, 2010 and 2009

(Dollar amounts in thousands- unaudited)

	2010			2009
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$52,912	$60	0.23%	$1,845	$4	0.43%
Federal funds sold	1,737	1	0.11	6,494	3	0.09
Securities:
Taxable	152,469	2,453	3.22	259,051	5,969	4.61
Non-taxable (tax equivalent)	72,255	2,206	6.11	146,055	4,380	6.00
Total securities	224,724	4,659	4.15	405,106	10,349	5.11
Dividends from FRB and FHLB stock	13,240	118	1.78	13,044	113	1.73
Loans and loans held-for-sale	1,988,218	52,003	5.20	2,278,426	60,676	5.30
Total interest earning assets	2,280,831	56,841	4.96	2,704,915	71,145	5.24
Cash and due from banks	37,411	—	—	43,661	—	—
Allowance for loan losses	(69,955)	—	—	(46,550)	—	—
Other non-interest bearing assets	266,076	—	—	236,692	—	—
Total assets	$2,514,363			$2,938,718

Liabilities and Stockholders’ Equity
NOW accounts	$414,584	$694	0.34%	$305,730	$580	0.38%
Money market accounts	390,251	1,467	0.76	476,703	2,457	1.04
Savings accounts	190,076	424	0.45	135,431	355	0.53
Time deposits	863,537	9,847	2.30	1,166,626	18,763	3.24
Total interest bearing deposits	1,858,448	12,432	1.35	2,084,490	22,155	2.14
Securities sold under repurchase agreements	21,222	23	0.22	38,333	115	0.60
Federal funds purchased	—	—	—	30,148	73	0.48
Other short-term borrowings	6,962	18	0.51	79,990	221	0.55
Junior subordinated debentures	58,378	2,144	7.35	58,378	2,144	7.35
Subordinated debt	45,000	398	1.76	45,000	799	3.53
Notes payable and other borrowings	500	5	1.99	9,506	114	2.39
Total interest bearing liabilities	1,990,510	15,020	1.52	2,345,845	25,621	2.20
Non-interest bearing deposits	314,122	—	—	313,242	—	—
Accrued interest and other liabilities	18,549	—	—	19,814	—	—
Stockholders’ equity	191,182	—	—	259,817	—	—
Total liabilities and stockholders’ equity	$2,514,363			$2,938,718
Net interest income (tax equivalent)		$41,821			$45,524
Net interest income (tax equivalent) to total earning assets			3.70%			3.39%
Interest bearing liabilities to earnings assets	87.27%			86.73%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009
Net Interest Margin
Interest income (GAAP)	$27,257	$33,788	$56,016	$69,501
Taxable-equivalent adjustment:
Loans	13	55	53	111
Securities	371	762	772	1,533
Interest income - FTE	27,641	34,605	56,841	71,145
Interest expense (GAAP)	7,242	12,114	15,020	25,621
Net interest income - FTE	$20,399	$22,491	$41,821	$45,524
Net interest income (GAAP)	$20,015	$21,674	$40,996	$43,880
Average interest earning assets	$2,265,463	$2,635,707	$2,599,387	$2,704,915
Net interest margin (GAAP)	3.54%	3.30%	3.18%	3.27%
Net interest margin - FTE	3.61%	3.42%	3.24%	3.39%

Efficiency Ratio
Non-interest expense	$25,479	$80,853	$50,228	$102,130
Less amortization of core deposit and other intangible asset	283	291	565	583
Less other real estate expense	6,845	3,328	13,273	4,172
Less impairment of goodwill	—	57,579	—	57,579
Less one time settlement to close office	—	125	—	125
Adjusted non-interest expense	18,351	19,530	36,390	39,671
Net interest income (GAAP)	20,015	21,674	40,996	43,880
Taxable-equivalent adjustment:
Loans	13	55	53	111
Securities	371	762	772	1,533
Net interest income - FTE	20,399	22,491	41,821	45,524
Non-interest income	10,848	10,325	19,115	19,489
Less securities gains, net	1,756	1,391	1,754	1,314
Less gain (loss) on sale of OREO	347	345	498	293
Adjusted non-interest income, plus net interest income - FTE	29,144	31,080	58,684	63,406
Efficiency ratio	62.97%	62.84%	62.01%	62.57%

	As of and for the		As of and for the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands)
	(unaudited)		(unaudited)
Tier 1 capital
Total stockholders’ equity	$163,526	$207,261	$163,526	$207,261
Tier 1 adjustments:
Trust preferred securities	55,141	56,625	55,141	56,625
Cumulative other comprehensive income	1,898	1,330	1,898	1,330
Disallowed goodwill and intangible assets	(6,089)	(7,238)	(6,089)	(7,238)
Disallowed deferred tax assets	(59,351)	(26,480)	(59,351)	(26,480)
Other	(234)	(173)	(234)	(173)
Tier 1 capital	$154,891	$231,325	$154,891	$231,325

Total regulatory capital
Tier 1 capital	$154,891	$231,325	$154,891	$231,325
Tier 2 additions:
Allowable portion of allowance for loan losses	25,508	29,651	25,508	29,651
Subordinated debt	45,000	45,000	45,000	45,000
Other Teir 2 capital components	1,476	(8)	1,476	(8)
Total regulatory capital	$226,875	$305,968	$226,875	$305,968

Tangible common equity
Total stockholders’ equity	$163,526	$207,261	$163,526	$207,261
Less: Preferred equity	69,473	68,619	69,473	68,619
Goodwill and intangible assets	6,089	7,238	6,089	7,238
Tangible common equity	$87,964	$131,404	$87,964	$131,404

Tier 1 common equity
Tangible common equity	$87,964	$131,404	$87,964	$131,404
Tier 1 adjustments:
Cumulative other comprehensive income	1,898	1,330	1,898	1,330
Deferred tax liabilities on intangible assets	—	—	—	—
Other	(59,585)	(26,653)	(59,585)	(26,653)
Tier 1 common equity	$30,277	$106,081	$30,277	$106,081

Tangible assets
Total assets	$2,462,760	$2,720,237	$2,462,760	$2,720,237
Less:
Goodwill and intangible assets	6,089	7,238	6,089	7,238
Tangible assets	$2,456,671	$2,712,999	$2,456,671	$2,712,999

Total risk-weighted assets
On balance sheet	$1,906,293	$2,212,302	$1,906,293	$2,212,302
Off balance sheet	78,889	114,896	78,889	114,896
Total risk-weighted assets	$1,985,182	$2,327,198	$1,985,182	$2,327,198

Average assets
Total quarterly average assets	$2,433,280	$2,832,914	$2,433,280	$2,832,914